NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 20, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 08, 2026 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger of Air Lease Corporation and Takeoff Merger Sub Inc., an indirect wholly owned subsidiary of Sumisho Air Lease Corporation Designated Activity Company, which will be jointly owned by Sumitomo Corporation, SMBC Aviation Capital Limited, and affiliates of Apollo Capital Management, L.P. and affiliates of Brookfield Asset Management Ltd. became effective on April 8, 2026. Each share of Common Stock of Air Lease Corporation was converted into USD 65.00 in cash, without interest, less any applicable fee, and tax. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 08, 2026.